QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

Subsidiaries of The Michaels Companies, Inc.

Aaron Brothers, Inc., a Delaware corporation

Aaron Brothers Card Services, LLC, a Virginia limited liability company

Artistree, Inc., a Delaware corporation

Artistree of Canada, ULC, a Nova Scotia unlimited liability company

Michaels Finance Company, Inc., a Delaware corporation

Michaels FinCo Holdings, LLC, a Delaware limited liability company

Michaels FinCo, Inc., a Delaware corporation

Michaels Funding, Inc., a Delaware corporation

Michaels of Canada, ULC, a Nova Scotia unlimited liability company

Michaels Stores, Inc., a Delaware corporation

Michaels Stores Card Services, LLC, a Virginia limited liability company

Michaels Stores of Puerto Rico, LLC, a Puerto Rico limited liability company

Michaels Stores Procurement Company, Inc., a Delaware corporation

QuickLinks

  Exhibit 21.1
Subsidiaries of The Michaels Companies, Inc.